This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-150298
SUBJECT TO COMPLETION, DATED DECEMBER 7, 2009

PROSPECTUS SUPPLEMENT (To Prospectus Dated December 7, 2009)

$
USB Capital XIII
% Trust Preferred Securities
(liquidation amount $1,000 per security)
fully and unconditionally guaranteed by

The     % Trust Preferred Securities, each with a $1,000 liquidation amount, are referred to in this prospectus supplement as the “capital securities.” Each capital security represents an undivided beneficial interest in the assets of USB Capital XIII, or the “trust,” which is a Delaware statutory trust. U.S. Bancorp will own all of the common securities of the trust.

The only assets of the trust will be     % junior subordinated debentures due December   , 2039, issued by U.S. Bancorp, and related proceeds. The trust will pay distributions on the capital securities only from the proceeds, if any, of interest payments on the junior subordinated debentures. The junior subordinated debentures will bear interest from the date they are issued at the annual rate of     % of their principal amount, payable semi-annually in arrears on June           and December           of each year, beginning June   , 2010.

We may elect to defer interest payments on the junior subordinated debentures on one or more occasions for up to five consecutive years without giving rise to an event of default and acceleration. If we do not pay interest on the junior subordinated debentures, the trust will not make the corresponding distributions on the capital securities. U.S. Bancorp will guarantee payment of distributions on the capital securities only to the extent U.S. Bancorp makes corresponding payments to the trust on the junior subordinated debentures.

We may redeem the junior subordinated debentures in whole or in part at any time on or after December   , 2014 at a make-whole redemption price as described herein. We may redeem the junior subordinated debentures in whole at any time after the occurrence of a “tax event,” “capital treatment event” or “investment company event,” each as described herein, at 100% of their principal amount, plus accrued and unpaid interest. We will not redeem the junior subordinated debentures unless we obtain the prior approval of the Board of Governors of the Federal Reserve System, if such approval is then required. To the extent we redeem any of the junior subordinated debentures, the trust must redeem a corresponding amount of the capital securities.

Investing in the capital securities involves risks.  See “Risk Factors” beginning on page S-9 for a discussion on certain risks that you should consider in connection with an investment in the capital securities.

The capital securities and the junior subordinated debentures are not deposits or other obligations of a bank. They are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per Capital
	Security	Total

Public offering price(1)	$	$
Underwriting commission to be paid by U.S. Bancorp	$	$
Proceeds (before expenses)	$	$

(1)	Any accrued distributions on the capital securities from December , 2009, should be added to the public offering price.

The underwriters expect to deliver the capital securities in book-entry form only through The Depository Trust Company on or about December   , 2009.

Our affiliate, U.S. Bancorp Investments, Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the capital securities in the secondary market. U.S. Bancorp Investments, Inc. may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Joint Book-runners
Morgan Stanley         Credit Suisse          U.S. Bancorp Investments, Inc.

The date of this prospectus supplement is December   , 2009

Prospectus Supplement

Prospectus

WHERE YOU CAN FIND MORE INFORMATION	1
USE OF PROCEEDS	1
VALIDITY OF SECURITIES	2
EXPERTS	2

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, any related issuer free writing prospectus and the accompanying prospectus. This prospectus supplement, any related issuer free writing prospectus and the accompanying prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in this prospectus supplement, any related issuer free writing prospectus and the accompanying prospectus and in the documents referred to in this prospectus supplement, any related issuer free writing prospectus and the accompanying prospectus and which are made available to the public. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, any related issuer free writing prospectus, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement, any related issuer free writing prospectus and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the capital securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is called a prospectus supplement and is part of a registration statement, as amended, that we filed with the Securities and Exchange Commission, or “SEC.” The registration statement, as amended, containing this prospectus supplement and the accompanying prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus supplement. The registration statement, as amended, can be read at the SEC web site or at the SEC office mentioned under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “U.S. Bancorp,” “we,” “us,” “our” or similar references mean U.S. Bancorp and its subsidiaries, and references to the “trust” mean USB Capital XIII.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” until we or any of the underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009; June 30, 2009; and September 30, 2009.

•	Current Reports on Form 8-K filed January 7, 2009, January 21, 2009, March 4, 2009, March 6, 2009, March 13, 2009, April 21, 2009, May 8, 2009, May 11, 2009, May 15, 2009, June 10, 2009, June 17, 2009, July 16, 2009, July 24, 2009, October 26, 2009, and November 2, 2009 (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attn: Investor Relations Department
(612) 303-0799 or (866) 775-9668

The trust has no separate financial statements. The statements would not be material to holders of the securities because the trust has no independent operations.

S-ii

SUMMARY

The following information should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the capital securities and the related guarantee and the junior subordinated debentures, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the capital securities. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the capital securities is appropriate for you.

About U.S. Bancorp

We are a multi-state financial holding company headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services through our subsidiaries, including lending and depository services, cash management, foreign exchange and trust and investment management services. Our subsidiaries also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage and leasing services. We are the parent company of U.S. Bank National Association and U.S. Bank National Association ND.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.” Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402. Our telephone number is (651) 466-3000.

About USB Capital XIII

USB Capital XIII is a statutory trust organized under Delaware law as of April 28, 2005 by the trustees and us. USB Capital XIII was established solely for the following purposes:

•	to issue to the public the capital securities, which represent undivided beneficial ownership interests in USB Capital XIII’s assets;

•	to use the proceeds from the sale of the capital securities to buy our % junior subordinated debentures due December , 2039;

•	to issue the common securities with an aggregate liquidation amount of $1,000,000 to us in exchange for our junior subordinated debentures;

•	to maintain USB Capital XIII’s status as a grantor trust for United States federal income tax purposes; and

•	to engage in only those other activities that are necessary or incidental to these purposes, such as registering the transfer of the capital securities.

Because USB Capital XIII was established only for the purposes listed above, the junior subordinated debentures will be USB Capital XIII’s sole assets. Payments on the junior subordinated debentures will be USB Capital XIII’s sole source of income. USB Capital XIII will issue only one series of capital securities.

The Offering

Title	USB Capital XIII % Trust Preferred Securities.

Securities Offered	capital securities in denominations of $1,000 each with an aggregate liquidation amount of $ . Each capital security will represent an undivided beneficial ownership interest in the assets of the trust. Each capital security will entitle its holder to receive semi-annual cash distributions as described below.

USB Capital XIII	The issuer of the capital securities is USB Capital XIII, a Delaware statutory trust. We created it for the sole purpose of issuing the capital securities to the public, using the proceeds of the sale to buy our % junior subordinated debentures due December , 2039, issuing common securities with an aggregate liquidation amount of $1,000,000 to us in exchange for an additional amount of junior subordinated debentures, and engaging in the other transactions described below.

USB Capital XIII has five trustees. The three administrative trustees are officers of U.S. Bancorp. Wilmington Trust Company will act as the property trustee and the Delaware trustee of the trust. The trust will hold the junior subordinated debentures that we issue to it in exchange for cash and the issuance of common securities to us. We will retain the common securities that we receive from the trust. The trust will make payments on the capital securities at the same rate and at the same times as we pay interest on the junior subordinated debentures. The trust will use the payments it receives on the junior subordinated debentures to make the corresponding payments on the capital securities. We will guarantee payments made on the capital securities to the extent described below. Both the junior subordinated debentures and the guarantee will be subordinated to our other indebtedness to the extent described under “Certain Terms of the Junior Subordinated Debentures — Ranking of the Junior Subordinated Debentures and Guarantee.”

Distributions	If you purchase the capital securities, as an undivided beneficial owner of the junior subordinated debentures, you will be entitled to receive cumulative cash distributions at an annual rate of %. Interest on the junior subordinated debentures will accrue, and as a result distributions on the capital securities will accumulate, from the initial issuance, and will be paid semi-annually in arrears on June and December of each year, beginning June , 2010.

Distribution Deferral	We may, on one or more occasions, defer the semi-annual interest payments on the junior subordinated debentures for one or more periods (each, an “Optional Deferral Period”) of up to 10 consecutive semi-annual periods, or five years. See “Certain Terms of the Junior Subordinated Debentures — Option to Defer Interest Payments” in this prospectus supplement. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures.

If we defer interest payments on the junior subordinated debentures, the trust also will defer distributions on the capital securities.

Any deferred interest on the junior subordinated debentures will accrue additional interest at an annual rate of % (which rate will be equal to the annual interest rate on the junior subordinated debentures), compounded semi-annually, to the extent permitted by applicable law. Once we pay all deferred interest payments on the junior subordinated debentures, including all accrued interest, we may again defer interest payments on the junior subordinated debentures as described above, but not beyond the maturity date of the junior subordinated debentures.

We will provide to the trust written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, and any such notice will be forwarded promptly by the trust to each holder of record of capital securities.

Dividend Stopper	Unless we have paid all accrued and payable interest on the junior subordinated debentures, we will not and our subsidiaries will not do any of the following, with certain limited exceptions:

• declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

• make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any of our debt securities (including other junior subordinated debt) that rank equally with or junior in interest to the junior subordinated debentures, other than pro rata payments of accrued and unpaid interest on the junior subordinated debentures and any other of our debt securities (including other junior subordinated debt) that rank equally with the junior subordinated debentures except and to the extent the terms of any such debt securities would prohibit us from making such pro rata payment; or

• make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees of other junior subordinated debt) if the guarantee ranks equally with or junior in interest to the guarantee, other than pro rata payments of accrued and unpaid amounts on the guarantee and any other of our guarantees of debt securities of our subsidiaries that rank equally with the guarantee except and to the extent the terms of any such debt securities would prohibit us from making such pro rata payment.

Our outstanding junior subordinated debt securities contain comparable provisions that will restrict the payment of principal of, and interest on, and the purchase or redemption of, any of the junior subordinated debentures as well as any guarantee payments on the guarantee of the junior subordinated debentures if any of the foregoing circumstances occur with respect to those securities.

Redemption	The trust will redeem all of the outstanding capital securities when the junior subordinated debentures are repaid at maturity. The junior subordinated debentures are scheduled to mature on

December , 2039, which we refer to in this prospectus supplement as the “maturity date.”

In addition, if we redeem any junior subordinated debentures before their maturity, the trust will use the cash it receives on the redemption of the junior subordinated debentures to redeem, on a proportionate basis, the capital securities and the common securities. We may redeem the junior subordinated debentures:

• in whole or in part, on one or more occasions at any time on or after December   , 2014 at the make-whole redemption price described below under the caption “Certain Terms of the Junior Subordinated Debentures — Redemption — Optional Redemption” in this prospectus supplement; or

• in whole at any time if certain changes occur relating to the capital treatment of the capital securities, investment company laws or tax laws, at 100% of their principal amount plus accrued and unpaid interest, as described below under the caption “Certain Terms of the Junior Subordinated Debentures — Redemption — Redemption Upon a Special Event” in this prospectus supplement.

We will not redeem the junior subordinated debentures before their maturity unless we obtain the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), if such approval is then required by the Federal Reserve Board.

Liquidation Preference	Upon any dissolution, winding-up or liquidation of USB Capital XIII involving the liquidation of the junior subordinated debentures, the holders of the capital securities will be entitled to receive, out of assets held by the trust, subject to the rights of any creditors of the trust, the liquidation distribution in cash. The trust will be able to make this distribution of cash only if we redeem or repay the junior subordinated debentures.

The Guarantee	We will fully and unconditionally guarantee the payment of all amounts due on the capital securities to the extent the trust has funds available for payment of such distributions. The guarantee will be subordinated to our other indebtedness to the extent described under the caption “Ranking of the Junior Subordinated Debentures and Guarantee” in this prospectus supplement.

We also are obligated to pay most of the expenses and obligations of the trust (other than the trust’s obligations to make payments on the capital securities and common securities, which are covered only by the guarantee).

The guarantee does not cover payments when the trust does not have sufficient funds to make payments on the capital securities. In other words, if we do not make a payment on the junior subordinated debentures, the trust will not have sufficient funds to make payments on the capital securities, and the guarantee will not obligate us to make those payments on the trust’s behalf. In addition, our obligations under the guarantee are subordinate to our obligations to other creditors to the same extent as the junior subordinated debentures. For more information regarding the guarantee, see “Description of the Guarantee” in this prospectus supplement.

Ranking of the Junior Subordinated Debentures and Guarantee	Our payment obligations under the junior subordinated debentures and the guarantee will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our current and future indebtedness, including, among other things, indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, similar obligations arising from off balance sheet guarantees and direct credit substitutes, obligations associated with derivative products including but not limited to interest rate and foreign exchange contracts and forward contracts related to mortgages, commodity contracts, capitalized lease obligations, and guarantees of any of the foregoing, but not including trade account payables and accrued liabilities arising in the ordinary course of business. However, the junior subordinated debentures offered hereby will be senior to our 6.35% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital VIII, our Junior Subordinated Notes underlying the 6.189% Fixed-to-Floating Rate Normal Income Trust Securities issued by USB Capital IX, our 6.50% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital X, our 6.60% Income Capital Obligation Notes underlying the 6.60% Trust Preferred Securities issued by USB Capital XI and our 6.30% Income Capital Obligation Notes issued by USB Capital XII and pari passu with our junior subordinated debentures or guarantees issued in connection with our currently outstanding and future traditional trust preferred securities.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries. As a result, the ability of holders of the junior subordinated debentures to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of that subsidiary. The capital securities, the junior subordinated debentures and the guarantee do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in priority of payment to the junior subordinated debentures and the guarantee. At September 30, 2009, our indebtedness and obligations that rank senior in right of payment and upon liquidation to the junior subordinated debentures, on an unconsolidated basis, totaled approximately $13 billion. In addition, the junior subordinated debentures will be effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations, including, but not limited to, obligations to depositors. At September 30, 2009, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $216 billion.

Trust Enforcement Events	An event of default under the indenture constitutes an event of default under the amended and restated trust agreement. We refer to such an event as a “Trust Enforcement Event.” For more information on events of default under the indenture, see “Certain Terms of the Junior Subordinated Debentures — Events of Default and Acceleration” in this prospectus supplement. Upon the occurrence and continuance of a Trust Enforcement Event, the property trustee, as the sole holder of the junior subordinated debentures, will have the right under the indenture to declare the principal amount of the junior subordinated debentures due and payable. See “Certain Terms of the Junior Subordinated Debentures — Events of Default and Acceleration.” The amended and restated trust agreement does not provide for any other events of default.

If the property trustee fails to enforce its rights under the junior subordinated debentures (whether or not a Trust Enforcement Event has occurred), any holder of capital securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the junior subordinated debentures and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a Trust Enforcement Event has occurred due to our failure to pay interest in full on the junior subordinated debentures for a period of 30 days after the conclusion of a five-year period following the commencement of an Optional Deferral Period, then the registered holder of capital securities may institute a direct action on or after the due date directly against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s capital securities. See “Certain Terms of the Junior Subordinated Debentures — Events of Default and Acceleration.” In connection with such a direct action, we will have the right under the indenture to set off any payment made to that holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

Pursuant to the amended and restated trust agreement, the holder of the common securities will be deemed to have waived any Trust Enforcement Event regarding the common securities until all Trust Enforcement Events regarding the capital securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events regarding the capital securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and only the holders of the capital securities will have the right to direct the enforcement actions of the property trustee.

Voting Rights	Holders of capital securities will have only limited voting rights. In particular, holders of capital securities may not elect or remove any trustee, except after a Trust Enforcement Event. If a Trust Enforcement Event occurs, a majority in liquidation amount of the holders of the capital securities would be entitled to remove or appoint the property trustee and the Delaware trustee.

Dissolution of the Trust and Distribution of the Junior Subordinated Debentures	We may dissolve USB Capital XIII at any time, subject to obtaining the prior approval of the Federal Reserve Board, if such approval is then required by the Federal Reserve Board. If we dissolve the trust, or if the trust dissolves because of certain other specified events (such as our bankruptcy), the trust will distribute the junior subordinated debentures to holders of the capital securities and the common securities on a proportionate basis.

Use of Proceeds	The net proceeds from the offering of the capital securities are estimated to be $ . USB Capital XIII will use the proceeds of the sale of the capital securities to purchase the junior subordinated debentures. We intend to use all of the proceeds from the sale of the junior subordinated debentures for general corporate purposes. We expect the capital securities to qualify as Tier 1 capital of U.S. Bancorp under the capital guidelines of the Federal Reserve Board.

Expected Ratings	We expect that the capital securities will be rated A2, BBB+, A+ and AA(low) by Moody’s Investor Service (“Moody’s”), Standard & Poor’s (“S&P”), Fitch Ratings (“Fitch”) and DBRS, respectively. None of these securities ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

Form of the Capital Securities	The capital securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (“DTC”), New York, New York. This means that you will not receive a certificate for your capital securities and the capital securities will not be registered in your name. For more details, see the information under the caption “Book-Entry Issuance” in this prospectus supplement.

U.S. Federal Income Tax Consequences	In connection with the issuance of the capital securities, Squire, Sanders & Dempsey L.L.P., as special tax counsel, will render its opinions to us and the trust that, for United States federal income tax purposes, (i) the trust will be classified as a grantor trust and not an association taxable as a corporation and (ii) the junior subordinated debentures will be classified as indebtedness (although there is no clear authority on point). These opinions are subject to certain customary conditions. See “Certain United States Federal Income Tax Consequences.” Each purchaser of capital securities or a beneficial interest therein agrees to treat the trust as a grantor trust and itself as the owner of an undivided beneficial interest in the junior subordinated debentures, and to treat the junior subordinated debentures as indebtedness for all United States federal, state and local tax purposes. We intend to treat the trust and the junior subordinated debentures in the same manner.

A holder of the capital securities thus will include its proportionate share of income and deductions on the junior subordinated debentures for United States federal tax purposes. If we elect to defer interest on the junior subordinated debentures, the holders of the capital securities will be required to accrue income for United States federal income tax purposes in an amount of the accrued interest on the junior subordinated debentures, in the form of original issue discount, even though cash distributions are deferred and even though they may be cash basis taxpayers.

Risk Factors	See “Risk Factors” and the other information in this prospectus supplement, the accompanying prospectus and our reports incorporated by reference therein for a discussion of factors you should carefully consider before deciding to invest in the capital securities.

Conflicts of Interest	Because U.S. Bancorp Investments, Inc., our affiliate, is an underwriter, this offering is being conducted in compliance with NASD Conduct Rule 2720, as administered by the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with the offering, as the offering is of a class of securities rated Baa or better by Moody’s or BBB or better by S&P or rated in a comparable category by another rating service acceptable to FINRA.

RISK FACTORS

Before purchasing any capital securities, you should read carefully this prospectus supplement and the accompanying prospectus, carefully consider the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2008 and pay special attention to the following risk factors.

Because USB Capital XIII will rely on the payments it receives on the junior subordinated debentures to fund all payments on the capital securities, and because USB Capital XIII may distribute the junior subordinated debentures in exchange for the capital securities, you are making an investment decision regarding the junior subordinated debentures as well as the capital securities. You should carefully review the information in this prospectus supplement and the accompanying prospectus about the capital securities, the guarantee and the junior subordinated debentures.

You May Not Receive Distributions on the Capital Securities for One or More Periods of Up to Five Years Each.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the junior subordinated debentures for a period of up to 10 consecutive semi-annual interest periods, or five years, as described in this prospectus supplement under “Certain Terms of the Junior Subordinated Debentures — Option to Defer Interest Payments.” If we fail to pay interest on the junior subordinated debentures, the trust will make no distributions on the capital securities.

You Will Have Limited Remedies for Breach of Obligations Under the Indenture.

Although various events may constitute a breach of our obligations under the indenture, most such events will not constitute an event of default or give rise to a right of acceleration of principal and interest on the junior subordinated debentures. Such event of default or acceleration of principal and interest will occur only upon our failure to pay in full all interest accrued upon the conclusion of an Optional Deferral Period of five consecutive years or as a result of certain specified events of bankruptcy, insolvency, or reorganization. See “Certain Terms of the Junior Subordinated Debentures — Events of Default and Acceleration.”

Holders of Our Senior Indebtedness Will Get Paid Before You Will Get Paid.

Our obligations under the junior subordinated debentures and the guarantee will be junior in right of payment and upon liquidation to all of our existing and future indebtedness, with certain limited exceptions. Accordingly, we will not be permitted to make any payments on the junior subordinated debentures or the guarantee if we are in default on this other indebtedness. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off this other indebtedness in full before any payments may be made on the junior subordinated debentures or the guarantee.

At September 30, 2009, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $13 billion, all of which will rank senior in right of payment and upon liquidation to the junior subordinated debentures. None of the indenture pursuant to which the junior subordinated debentures will be issued, the guarantee, the certificate of trust which created USB Capital XIII or the amended and restated trust agreement limit our ability to incur additional indebtedness.

For more information, see below under the captions “Certain Terms of the Junior Subordinated Debentures — Ranking of the Junior Subordinated Debentures and Guarantee” and “Description of the Guarantee — Status of Guarantees” in this prospectus supplement.

Our Results of Operations Depend Upon the Results of Operations of Our Subsidiaries.

We are a holding company that conducts substantially all of our operations through our banks and other subsidiaries. As a result, our ability to make payments on the junior subordinated debentures and the guarantee will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.

Federal banking laws regulate the amount of dividends that may be paid by banking subsidiaries without prior approval. The amount of dividends available to us from our banking subsidiaries after meeting the regulatory capital requirements for well-capitalized banks was approximately $2.9 billion at September 30, 2009.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the capital securities to benefit indirectly from such distribution, will be subject to the prior claims of creditors of any particular subsidiary, except to the extent that any of our claims as a creditor of any such subsidiary may be recognized. As a result, the capital securities will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries. Therefore, holders of the capital securities should look only to our assets for payments on the junior subordinated debentures and indirectly on the capital securities. Further, the junior subordinated debentures and the guarantee also will be effectively subordinated to all existing and future obligations of our subsidiaries.

At September 30, 2009, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $216 billion.

If We Do Not Make Payments on the Junior Subordinated Debentures, USB Capital XIII Will Not Be Able to Pay Distributions and Other Payments on the Capital Securities and the Guarantee Will Not Apply.

USB Capital XIII’s ability to make timely distribution and redemption payments on the capital securities is completely dependent upon our making timely payments on the junior subordinated debentures. If we default on the junior subordinated debentures, USB Capital XIII will lack funds for the payments on the capital securities. If this happens, holders of capital securities will not be able to rely upon the guarantee for payment of such amounts because the guarantee only guarantees that we will make distribution and redemption payments on the capital securities if USB Capital XIII has the funds to do so itself but does not. Instead, you or the property trustee may proceed directly against us for payment of any amounts due on the capital securities.

For more information, see below under the caption “Certain Terms of the Capital Securities — Trust Enforcement Events” in this prospectus supplement.

You May Have to Include Interest in Your Taxable Income Before You Receive Cash.

If we defer interest payments on the junior subordinated debentures, you will be required to accrue interest income for United States federal income tax purposes in respect of your proportionate share of the accrued but unpaid interest on the junior subordinated debentures held by USB Capital XIII, even if you normally report income when received. As a result, you will be required to include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving any cash distribution. If you sell your capital securities prior to the record date for the first distribution after a deferral period, you would never receive the cash from us related to the accrued interest that you reported for tax purposes. You should consult with your own tax advisor regarding the tax consequences of an investment in the capital securities.

For more information regarding the tax consequences of purchasing the capital securities, see below under the captions “Certain United States Federal Income Tax Consequences — United States Holders — Interest Income and Original Issue Discount,” “— Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust” and “— Sales of Capital Securities” in this prospectus supplement.

The Capital Securities May Be Redeemed Prior to Maturity; You May Be Taxed on the Proceeds and You May Not Be Able to Reinvest the Proceeds at the Same or a Higher Rate of Return.

Subject to receipt of any necessary Federal Reserve Board approval, we may redeem the junior subordinated debentures (and therefore the capital securities): in whole or in part on one or more occasions at any time on or after December   , 2014 at the redemption price described below under the caption “Certain

Terms of the Junior Subordinated Debentures — Redemption — Optional Redemption”; or in whole at any time if certain changes occur relating to the capital treatment of the capital securities, investment company laws or tax laws, at 100% of their principal amount plus accrued and unpaid interest, as described below under the caption “Certain Terms of the Junior Subordinated Debentures — Redemption — Redemption Upon a Special Event.” If such a redemption happens, USB Capital XIII must use the redemption price it receives to redeem, on a proportionate basis, capital securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures redeemed.

The redemption of the capital securities would be a taxable event to you for United States federal income tax purposes.

In addition, you may not be able to reinvest the money that you receive in the redemption at a rate that is equal to or higher than the rate of return on the capital securities.

Federal Banking Authorities May Restrict the Ability of USB Capital XIII to Make Distributions on or Redeem the Capital Securities.

Federal banking authorities will have the right to examine USB Capital XIII and its activities because USB Capital XIII is our subsidiary. Under certain circumstances, including any determination that our relationship to USB Capital XIII would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders which could restrict the ability of USB Capital XIII to make distributions on or to redeem the capital securities.

We Generally Will Control USB Capital XIII Because Your Voting Rights Are Very Limited.

You will only have limited voting rights. In particular, you may not elect and remove any trustees, except when there is a default under the junior subordinated debentures. If such a default occurs, a majority in liquidation amount of the holders of the capital securities would be entitled to remove or appoint the property trustee and the Delaware trustee.

For more information, see below under the caption “USB Capital XIII” in this prospectus supplement.

Ratings on the Capital Securities Could be Lowered Which Could Adversely Affect the Price and Liquidity of the Capital Securities.

We expect that Moody’s will assign a rating to the capital securities of A2, that S&P will assign a rating to the capital securities of BBB+, that Fitch will assign a rating to the capital securities of A+ and that DBRS will assign a rating to the capital securities of AA(low). In addition, other rating agencies may assign credit ratings to the capital securities with or without any solicitation from us and without any provision of information from us. Generally, rating agencies base their ratings on such material and information, and such of their own investigative studies and assumptions, as they deem appropriate. There is no assurance that any rating will apply for any given period of time or that a rating may not be adjusted or withdrawn. A downgrade or potential downgrade in these ratings, the assignment of a new rating that is lower than existing ratings, or a downgrade or potential downgrade in the ratings assigned to us, our subsidiaries or any of our securities could adversely affect the price and liquidity of the capital securities.

A Rating Agency Recently Announced New Guidelines Relating to a Change in the Methodology for the Determination of Ratings for Hybrid Securities issued by Banks and Bank Holding Companies Which Could Result in a Lowering of the Rating Assigned to the Capital Securities Issued in this Offering.

Moody’s recently announced new guidelines which change the methodology and practices that it uses for determining the ratings of hybrid securities issued by banks and bank holding companies, such as the trust preferred securities to be issued in this offering. Such new rating methodology may result in a lower rating, including a rating that is not investment grade, being assigned to the capital securities. Such lowered ratings could have a negative impact on the pricing terms for any trust preferred securities sold in the secondary market and our ability to raise capital in a cost-effective manner through hybrid securities offerings.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements.

These forward-looking statements cover, among other things, our anticipated future revenue and expenses and our future plans and prospects. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues and the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance could be impacted as the financial industry restructures in the current environment, by increased regulation of financial institutions or other effects of recently proposed legislation, and by changes in the competitive landscape. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2008, on file with the SEC, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

U.S. BANCORP

We are a multi-state financial holding company headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services through our subsidiaries, including lending and depository services, cash management, foreign exchange and trust and investment management services. Our subsidiaries also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage and leasing services. We are the parent company of U.S. Bank National Association and U.S. Bank National Association ND. Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.”

Contact Information

Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and our telephone number is (651) 466-3000.

USB CAPITAL XIII

Purpose and Ownership of USB Capital XIII

USB Capital XIII is a statutory trust organized under Delaware law by the trustees and us. USB Capital XIII was established solely for the following purposes:

•	to issue to the public the capital securities, which represent undivided beneficial ownership interests in USB Capital XIII’s assets;

•	to use the proceeds from the sale of the capital securities to buy the junior subordinated debentures;

•	to issue the common securities to us with an aggregate liquidation amount of $1,000,000 to us in exchange for the junior subordinated debentures;

•	to maintain USB Capital XIII’s status as a grantor trust for United States federal income tax purposes; and

•	to engage in only those other activities necessary or incidental to these purposes, such as registering the transfer of the capital securities.

Because USB Capital XIII was established only for the purposes listed above, the junior subordinated debentures will be USB Capital XIII’s sole assets. Payments on the junior subordinated debentures will be USB Capital XIII’s sole source of income. USB Capital XIII will issue only one series of capital securities.

As issuer of the junior subordinated debentures, we will pay:

•	all fees, expenses and taxes related to USB Capital XIII and the offering of the capital securities and common securities; and

•	all ongoing costs, expenses and liabilities of USB Capital XIII, except obligations to make distributions and other payments on the common securities and the capital securities.

For so long as the capital securities remain outstanding, we will:

•	own, directly or indirectly, all of the common securities;

•	cause USB Capital XIII to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the trust agreement by which USB Capital XIII is governed;

•	use our commercially reasonable efforts to ensure that USB Capital XIII will not be an “investment company” for purposes of the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

•	take no action that would be reasonably likely to cause USB Capital XIII to be classified as other than a grantor trust for United States federal income tax purposes.

The Trustees

The business and affairs of USB Capital XIII will be conducted by its five trustees. The three administrative trustees will be individuals who are our employees. The fourth trustee, Wilmington Trust Company, as property trustee, will hold title to the junior subordinated debentures for the benefit of the holders of the capital securities and will have the power to exercise all the rights and powers of a registered holder of the junior subordinated debentures. The fifth trustee, Wilmington Trust Company, as Delaware trustee, maintains its principal place of business in Delaware and meets the requirements of Delaware law for Delaware statutory trusts. In addition, Wilmington Trust Company, as guarantee trustee, will hold the guarantee for the benefit of the holders of the capital securities.

We have the sole right to appoint, remove and replace the trustees of USB Capital XIII, unless an event of default occurs with respect to the junior subordinated debentures. In that case, the holders of a majority in liquidation amount of the capital securities will have the right to remove and appoint the property trustee and the Delaware trustee.

Additional Information

USB Capital XIII will not be required to file any reports with the SEC after the issuance of the capital securities. As discussed below under the caption “Accounting Treatment” in this prospectus supplement, we will provide certain information concerning USB Capital XIII and the capital securities in the financial statements included in our own periodic reports to the SEC.

Office of USB Capital XIII

The executive office of USB Capital XIII is c/o U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, and its telephone number is (651) 466-3000.

USE OF PROCEEDS

The net proceeds from the offering of the capital securities by USB Capital XIII are estimated to be $ . USB Capital XIII will use the proceeds of the sale of the capital securities to buy the junior subordinated debentures. We intend to use all of the proceeds from the sale of the junior subordinated debentures for general corporate purposes.

ACCOUNTING TREATMENT; REGULATORY CAPITAL

The trust will not be consolidated on our balance sheet as a result of accounting changes reflected in Financial Accounting Standards Board Calculation Topic 810, “Consolidation” (“Topic 810”). In accordance with Topic 810, we will treat the trust as an unconsolidated subsidiary and will report the aggregate principal amount of the junior subordinated debentures we issue to the trust as a liability, record the assets related to the cash and common securities received from the trust in our consolidated balance sheet and report interest paid or payable on the junior subordinated debentures as an interest expense in our consolidated statements of operations.

On March 1, 2005, the Federal Reserve adopted amendments to its risk-based capital guidelines. Among other things, the amendments confirm the continuing inclusion of outstanding and prospective issuances of trust preferred securities in the Tier 1 capital of bank holding companies, but make the qualitative requirements for trust preferred securities issued on or after April 15, 2005 more restrictive in certain respects and make the quantitative limits applicable to the aggregate amount of trust preferred securities and other restricted core capital elements that may be included in Tier 1 capital of bank holding companies more restrictive. The capital securities will qualify as Tier 1 capital.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2009	2008	2007	2006	2005	2004

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	$2.27	$2.40	$2.65	$3.14	$4.27	$5.98
Including interest on deposits	$1.78	$1.85	$1.95	$2.23	$2.84	$3.88

For the purpose of computing the ratios of earnings to fixed charges, earnings consist of consolidated income attributable to us from continuing operations before provision for income taxes and fixed charges, and fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest.

CERTAIN TERMS OF THE CAPITAL SECURITIES

We have summarized below certain terms of the capital securities. This summary is not a complete description of all of the terms and provisions of the capital securities. For more information, we refer you to the certificate of trust, the form of the amended and restated trust agreement and the form of capital security certificate, which we filed as exhibits to the registration statement, as amended.

General

The capital securities will be issued under the amended and restated trust agreement. The amended and restated trust agreement will be qualified as an indenture under the Trust Indenture Act. The capital securities will have the terms described in the amended and restated trust agreement or made part of the amended and restated trust agreement by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the capital securities will mirror the terms of the junior subordinated debentures held by the trust.

The amended and restated trust agreement of the trust authorizes the administrative trustees to issue on behalf of the trust one series of capital securities and one series of common securities containing the terms described in this prospectus supplement. The proceeds from the sale of the capital securities and common securities will be used by the trust to purchase the junior subordinated debentures from us. The junior subordinated debentures will be held in trust by the property trustee for your benefit and the benefit of the holder of the common securities.

Under the guarantee, we will agree to make payments of distributions and payments on redemption or liquidation of the capital securities, to the extent that the related trust holds funds available for this purpose and has not made such payments. See “Description of the Guarantee” in this prospectus supplement.

The capital securities represent undivided beneficial ownership interests in the assets of the trust. The only assets of the trust will be the junior subordinated debentures. Thus, assets of the trust available for distribution to you will be limited to payments received from us under the corresponding junior subordinated debentures. If we fail to make a payment on the corresponding junior subordinated debentures, the property trustee will not have sufficient funds to make related payments, including distributions, on the capital securities.

The guarantee, when taken together with our obligations under the junior subordinated debentures, the indenture and the amended and restated trust agreement, will provide a full and unconditional guarantee of amounts due on the capital securities issued by the trust.

The trust will redeem an amount of capital securities equal to the amount of any corresponding junior subordinated debentures redeemed. See “— Redemption” below in this section.

The capital securities will rank equally with the common securities except as described below under the caption “Subordination of Common Securities” in this section.

Distributions

As an undivided beneficial owner of the junior subordinated debentures, you will receive distributions on the capital securities that are cumulative and will accumulate from the date of issuance at the annual rate of     % of the liquidation amount of $1,000 for each capital security. Interest on the junior subordinated debentures will accrue and, as a result, distributions on the capital securities will accumulate and will be payable semi-annually in arrears on June           and December           of each year, beginning June   , 2010. The amount of distributions payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of distributions payable for any period shorter than a full semi-annual period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month.

Interest not paid when due will accrue additional interest at the annual rate of     % (which rate will be equal to the annual interest rate on the junior subordinated debentures) on the amount of unpaid interest, compounded semi-annual, to the extent permitted by applicable law. As a result, distributions not paid when

due will accumulate additional distributions at the annual rate of     % on the amount of unpaid distributions, compounded semi-annually, to the extent permitted by applicable law. When we refer to any payment of distributions, the term “distributions” includes any such additional accumulated distributions.

If distributions are payable on a date that is not a “business day,” payment will be made on the next business day and without any interest or other payment as a result of such delay. A “business day” means each day except Saturday, Sunday and any day on which banking institutions in The City of New York are authorized or required by law to close or on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

USB Capital XIII’s income available for the payment of distributions will be limited to our payments made on the junior subordinated debentures. As a result, if we do not make interest payments on the junior subordinated debentures, then USB Capital XIII will not have funds to make distributions on the capital securities.

Deferral of Distributions

If the junior subordinated debentures are not in default, we may, on one or more occasions, defer the semi-annual interest payments on the junior subordinated debentures for one or more periods (each, an “Optional Deferral Period”) of up to 10 consecutive semi-annual periods, or five years, without giving rise to an event of default and acceleration under the terms of the junior subordinated debentures. See “Certain Terms of the Junior Subordinated Debentures — Option to Defer Interest Payments” in this prospectus supplement. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures. If we defer interest payments on the junior subordinated debentures, USB Capital XIII also will defer distributions on the capital securities. During an Optional Deferral Period, interest on the junior subordinated debentures will accrue and compound semi-annually at the annual rate of     %, to the extent permitted by applicable law, and, as a result, distributions otherwise due to you would continue to accumulate from the date that these distributions were due.

Once we make all deferred interest payments on the junior subordinated debentures, including all accrued interest, we again can defer interest payments on the junior subordinated debentures in the same manner as discussed above, but not beyond the maturity date of the junior subordinated debentures. As a result, there could be multiple periods, potentially of varying length, during which you would not receive cash distributions from USB Capital XIII.

We currently do not intend to defer interest payments on the junior subordinated debentures. If we defer such interest payments, however, neither we nor our subsidiaries generally will be permitted to pay dividends on or repurchase shares of our capital stock or make payments on debt securities or guarantees that rank equal or junior to the junior subordinated debentures and the guarantee, other than certain pro rata payments on debt securities that rank pari passu to the junior subordinated debentures or the guarantee. These limitations are described in greater detail below under the caption “Certain Terms of the Junior Subordinated Debentures — Option to Defer Interest Payments” in this prospectus supplement.

If we choose to defer payments of interest on the junior subordinated debentures, then the junior subordinated debentures would at that time be treated as being issued with original issue discount for United States federal income tax purposes. This means you will be required to include your share of the accrued but unpaid interest on the junior subordinated debentures in your gross income for United States federal income tax purposes before you receive cash distributions from USB Capital XIII. This treatment will apply as long as you own capital securities. For more information, see below under the caption “Certain United States Federal Income Tax Consequences — United States Holders — Interest Income and Original Issue Discount” in this prospectus supplement.

We will provide to the trust written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, and any such notice will be forwarded promptly by the trust to each holder of record of capital securities.

Unless we have paid all accrued and payable interest on the junior subordinated debentures, we will not and our subsidiaries will not do any of the following, with certain limited exceptions:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

•	make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any of our debt securities (including other junior subordinated debt) that rank equally with or junior in interest to the junior subordinated debentures, other than pro rata payments of accrued and unpaid interest on the junior subordinated debentures and any other of our debt securities (including other junior subordinated debt) that rank equally with the junior subordinated debentures; or

•	make any guarantee payments on any guarantee of debt securities of any of our subsidiaries if the guarantee ranks equally with or junior in interest to the guarantee, other than pro rata payments of accrued and unpaid amounts on the guarantee and any other of our guarantees of debt securities of our subsidiaries that rank equally with the guarantee.

Payment of Distributions

Distributions on the capital securities will be payable to holders on the relevant record date. If the capital securities are issued in the form of global securities, as is expected, the record date for determining who will receive distributions on the capital securities will be the business day preceding the payment date for such distributions; otherwise the record date will be the fifteenth day preceding the payment date for such distributions. For more information on global securities, see “Book-Entry Issuance” in this prospectus supplement. Distributions payable on any capital securities that are not paid on the scheduled distribution date will cease to be payable to the person in whose name such capital securities are registered on the relevant record date, and such distribution will instead be payable to the person in whose name such capital securities are registered on a special record date set for this purpose.

Payments on the capital securities while they are in book-entry form will be made in immediately available funds to DTC, the depositary for the capital securities.

Redemption

As described further below under “Certain Terms of the Junior Subordinated Debentures — Redemption,” we may redeem the junior subordinated debentures:

•	in whole or in part, on one or more occasions at any time on or after December , 2014 at the make-whole redemption price described below under the caption “Certain Terms of the Junior Subordinated Debentures — Redemption — Optional Redemption”; or

•	in whole at any time if certain changes occur relating to the capital treatment of the capital securities, investment company laws or tax laws, at 100% of their principal amount plus accrued and unpaid interest. These events, which we refer to as “Special Events,” are described below under the caption “Certain Terms of the Junior Subordinated Debentures — Redemption — Redemption Upon a Special Event.”

We may not redeem the junior subordinated debentures before their maturity unless we receive the prior approval of the Federal Reserve Board, if such approval is then required by the Federal Reserve Board.

When we repay or redeem the junior subordinated debentures, either at maturity on December   , 2039 or upon early redemption (as discussed above), USB Capital XIII will use the cash it receives from the repayment or redemption of the junior subordinated debentures to redeem a corresponding amount of the capital securities and common securities. For more information, see “Certain Terms of the Junior Subordinated Debentures — Redemption.”

Redemption Procedures

Capital securities redeemed on a date of redemption shall be:

•	redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the junior subordinated debentures; and

•	payable on each date of redemption only to the extent that the trust has funds on hand available for the payment of the redemption price.

If notice of redemption is given, then, by 12:00 noon, New York City time, on the date of redemption, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to you. See “Book-Entry Issuance” in this prospectus supplement. If the capital securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the capital securities, funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to you when you surrender your certificates evidencing the capital securities.

Distributions payable on or before the date of redemption for any capital securities called for redemption shall be payable to the holders on the relevant record dates for the related distribution dates.

If notice of redemption is given and funds deposited as required, all of your rights will cease, except your right to receive the redemption price, and the capital securities will cease to be outstanding.

If a date of redemption is not a business day, then payment of the redemption price payable on the date of redemption will be made on the next succeeding day which is a business day (and without any interest or other payment for any delay). However, if the business day falls in the next calendar year, then payment will be made on the immediately preceding business day.

If payment of the redemption price of the capital securities called for redemption is improperly withheld or refused and not paid either by the trust or by us under the guarantee, then distributions on the capital securities will continue to accrue at the then applicable rate from the date of redemption to the date that the redemption price is actually paid. In this case the actual payment date will be the date of redemption for purposes of calculating the redemption price.

Subject to applicable law (including, without limitation, federal securities law), our subsidiaries or us may at any time and from time to time purchase outstanding capital securities by tender offer, in the open market or by private agreement.

Payment of the redemption price on the capital securities and any distribution of the junior subordinated debentures to holders of the capital securities shall be payable to the holders on the relevant record date as they appear on the register of the capital securities. The record date shall be one business day before the relevant date of redemption or liquidation date as applicable. However, if the capital securities are not in book-entry form, the relevant record date for the capital securities shall be at least 15 days before the date of redemption or liquidation date.

If less than all of the capital securities and common securities issued by the trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the capital securities and common securities to be redeemed shall be allocated pro rata to the capital securities and the common securities based upon the relative liquidation amounts of such classes. The property trustee will select the capital securities to be redeemed on a pro rata basis not more than 60 days before the date of redemption, by a method deemed fair and appropriate by it. The property trustee will promptly notify the registrar in writing of the capital securities selected for redemption and, in the case of any capital securities selected for partial redemption, the liquidation amount to be redeemed.

You will receive notice of any redemption at least 30 days but not more than 60 days before the date of redemption at your registered address. Unless we default in the payment of the redemption price on the junior subordinated debentures, on and after the date of redemption, interest will cease to accrue on the junior subordinated debentures or portions of the junior subordinated debentures (and distributions will cease to accrue on the related capital securities or portions of the capital securities) called for redemption.

Optional Liquidation of USB Capital XIII and Distribution of Junior Subordinated Debentures

We may dissolve USB Capital XIII at any time, and after satisfying the creditors of USB Capital XIII, may cause the junior subordinated debentures to be distributed to the holders of the common securities and the capital securities on a proportionate basis. We may not dissolve USB Capital XIII, however, unless we first receive:

•	the approval of the Federal Reserve Board, if such approval is then required by the Federal Reserve Board; and

•	an opinion of independent counsel that the distribution of the junior subordinated debentures will not be taxable to the holders for United States federal income tax purposes.

See below under the caption “Certain Terms of the Junior Subordinated Debentures — Distribution of the Junior Subordinated Debentures” in this prospectus supplement.

If we elect to dissolve USB Capital XIII, thus causing the junior subordinated debentures to be distributed to the holders of the common securities and the capital securities on a proportionate basis, we will continue to have the right to redeem the junior subordinated debentures in certain circumstances as described above.

Subordination of Common Securities

Payment of distributions or any redemption or liquidation amounts by USB Capital XIII regarding the capital securities and the common securities will be made proportionately based on the total liquidation amounts of the securities. However, if we are in default under the junior subordinated debentures, USB Capital XIII will make no payments on the common securities until all unpaid amounts on the capital securities have been provided for or paid in full.

Trust Enforcement Events

An event of default under the indenture constitutes an event of default under the amended and restated trust agreement. We refer to such an event as a “Trust Enforcement Event.” For more information on events of default under the indenture, see “Certain Terms of the Junior Subordinated Debentures — Events of Default and Acceleration” in this prospectus supplement. Upon the occurrence and continuance of a Trust Enforcement Event, the property trustee, as the sole holder of the junior subordinated debentures, will have the right under the indenture to declare the principal amount of the junior subordinated debentures due and payable. The amended and restated trust agreement does not provide for any other events of default.

If the property trustee fails to enforce its rights under the junior subordinated debentures, any holder of capital securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the junior subordinated debentures and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a Trust Enforcement Event is due to our failure to pay interest in full on the junior subordinated debentures for a period of 30 days after the conclusion of a five-year period following the commencement of any Optional Deferral Period, then the registered holder of capital securities may institute a direct action on or after the due date directly against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s capital securities. In connection with such a direct action, we will have the right under the indenture to set off any payment made to that holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

Pursuant to the amended and restated trust agreement, the holder of the common securities will be deemed to have waived any Trust Enforcement Event regarding the common securities until all Trust Enforcement Events regarding the capital securities have been cured, waived or otherwise eliminated. Until all

Trust Enforcement Events regarding the capital securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and only the holders of the capital securities will have the right to direct the enforcement actions of the property trustee.

Removal of Trustees

Unless an event of default under the amended and restated trust agreement has occurred and is continuing, we can remove and replace any trustee at any time. If an event of default under the amended and restated trust agreement has occurred and is continuing, the property trustee and the Delaware trustee may be removed or replaced by the holders of at least a majority of the liquidation amount of the outstanding capital securities. We are the only one that has the right to remove or replace the administrative trustees. No resignation or removal of any of the trustees and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee as described in the amended and restated trust agreement.

Merger or Consolidation of Trustees

If any of the trustees merge, convert, or consolidate with or into another entity or sells its trust operations to another entity, the new entity shall be the successor of the trustee under the amended and restated trust agreement, provided that the corporation or other entity shall be qualified and eligible to be a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The trust may not merge with or into, consolidate, amalgamate, or be replaced by or transfer or lease all or substantially all of its properties and assets to any other entity (a merger event), except as described below. The trust may, at our request, with the consent of the administrative trustees and without your consent, merge with or into, consolidate, amalgamate or be replaced by another trust provided that:

•	the successor entity either:

•	expressly assumes all of the obligations of the trust relating to the capital securities; or

•	substitutes for the capital securities other securities with terms substantially similar to the capital securities (successor securities) so long as the successor securities have the same rank as the capital securities for distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of the successor entity who has the same powers and duties as the property trustee of the trust as it relates to the junior subordinated debentures;

•	the successor securities are listed or will be listed on the same national securities exchange or other organization that the capital securities are listed on;

•	the merger event does not cause the capital securities or successor securities to be downgraded by any national statistical rating organization;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the capital securities or successor securities in any material way;

•	the successor entity has a purpose substantially similar to that of the trust;

•	before the merger event, we have received an opinion of counsel stating that:

•	the merger event does not adversely affect the rights of the holders of the capital securities or any successor securities in any material way; and

•	following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	we own all of the common securities of the successor entity and guarantee the successor entity’s obligations under the successor securities in the same manner provided by the related guarantee.

•	the trust and any successor entity is classified as grantor trusts for U.S. federal income tax purposes, unless all of the holders of the capital securities approve otherwise.

Voting Rights; Amendment of the Amended and Restated Trust Agreement

You have no voting rights except as discussed under “Certain Terms of the Capital Securities — Mergers, Consolidations, Amalgamations or Replacements of the Trust” and “Description of the Guarantee — Amendments and Assignment,” and as otherwise required by law and the amended and restated trust agreement. The property trustee, the administrative trustees and us may amend the amended and restated trust agreement without your consent:

•	to fix any ambiguity or inconsistency; or

•	to modify, eliminate or add provisions to the amended and restated trust agreement as shall be necessary to ensure that the trust shall at all times be classified as a grantor trust for U.S. federal income tax purposes.

The administrative trustees and us may amend the amended and restated trust agreement for any other reason as long as the holders of at least a majority in aggregate liquidation amount of the capital securities agree, and the trustees receive an opinion of counsel which states that the amendment will not affect the trust status as a grantor trust for U.S. federal income tax purposes, or its exemption from regulation as an investment company under the Investment Company Act, except to:

•	change the amount and/or timing or otherwise adversely affect the method of payment of any distribution or liquidation amount on the capital securities or common securities; or

•	restrict your right or the right of the common security holder to institute suit for enforcement of any distribution or liquidation amount on the capital securities or common securities.

The changes described in the two bullet points above require the approval of each holder of the capital securities affected.

So long as the junior subordinated debentures of the trust are held by the property trustee of the trust, the trustees shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the trustee or executing any trust or power conferred on the trustee relating to the junior subordinated debentures;

•	waive any past default under Section 5.13 of the indenture;

•	cancel an acceleration of the principal of the corresponding junior subordinated debentures; or

•	agree to any change in the indenture or the junior subordinated debentures, where the trustees’ approval is required, without obtaining the prior approval of the holders of at least a majority in the aggregate liquidation amount of all outstanding capital securities. However, if the indenture requires the consent of each holder of corresponding junior subordinated debentures, then the property trustee must get approval of all holders of capital securities.

The trustees cannot change anything previously approved by you without your approval to make the change. The property trustee shall notify you of any notice of default relating to the corresponding junior subordinated debentures.

In addition, before taking any of the actions described above, the trustees must obtain an opinion of counsel experienced in these matters, stating that the trust will continue to be classified as a grantor trust for U.S. federal income tax purposes.

As described in the amended and restated trust agreement, the property trustee may hold a meeting so that you may vote on a change or request that you approve the change by written consent.

Your vote or consent is not required for the trust to redeem and cancel its capital securities under the amended and restated trust agreement.

If your vote is taken or a consent is obtained, any capital securities that are owned by us, the trustees or any affiliate of either of us shall, for purposes of the vote or consent, be treated as if they were not outstanding.

Remedies

So long as any junior subordinated debentures are held by the property trustee, the holders of a majority of all outstanding capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any power conferred upon the property trustee under the amended and restated trust agreement, including the right to direct the property trustee, as holder of the junior subordinated debentures to:

•	exercise the remedies available to it under the indenture as a holder of the junior subordinated debentures, including the right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable;

•	consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, guarantee or other applicable transaction document where consent is required; or

•	waive any past default that is waivable under the indenture.

However, where a consent or action under the indenture would require the consent or action of the holders of more than a majority of the total principal amount of junior subordinated debentures affected by it, only the holders of that greater percentage of the capital securities may direct the property trustee to give the consent or to take such action.

If an event of default under the indenture has occurred and is continuing, the holders of 25% of the total liquidation amount of the capital securities may direct the property trustee to declare the principal and interest on the junior subordinated debentures due and payable.

Meetings

Any required approval of holders of capital securities may be given at a meeting of holders of capital securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote to be given to each holder of record of capital securities in the manner described in the amended and restated trust agreement.

No vote or consent of the holders of capital securities will be required for USB Capital XIII to redeem and cancel its capital securities in accordance with the amended and restated trust agreement.

Global Securities; Book-Entry Issue

We expect that the capital securities will be issued in the form of global securities held by The Depository Trust Company as described under the caption “Book-Entry Issuance” in this prospectus supplement.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only the duties that are specifically described in the amended and restated trust agreement and, after a Trust Enforcement Event which has not been cured or waived, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the amended and restated trust agreement at the request of any holder of capital securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred in connection with taking that action.

If no event of default under the amended and restated trust agreement has occurred and is continuing, and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the amended and restated trust agreement or is unsure of the application of any provisions of the amended and restated trust agreement, and the matter is not one on which you are entitled to vote, then the property trustee shall:

•	take some action as directed by us; and

•	if not so directed, take whatever action the property trustee deems advisable and in your best interests, and in the best interests of the holders of the capital securities and common securities of the trust and will have no liability except for its own bad faith, negligence or willful misconduct.

Payment and Paying Agents

Payments regarding the capital securities shall be made to a depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates or, if the trust’s capital securities are not held by a depositary, the payments shall be made by check mailed to the address of the holder entitled to it at the address listed in the register.

The paying agent shall initially be U.S. Bank National Association. The paying agent shall be permitted to resign as paying agent with 30 days’ written notice to the property trustee and to us. If U.S. Bank National Association shall no longer be the paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to the administrative trustees and to us) to act as paying agent.

Registrar and Transfer Agent

U.S. Bank National Association will act as registrar and transfer agent for the capital securities. Registration of transfers of capital securities will be effected without charge by or on behalf of the trust, after payment of any tax or other governmental charges that are imposed in connection with any transfer or exchange. No transfers of capital securities called for redemption will be registered.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in the manner that:

•	the trust will not be deemed to be an investment company required to be registered under the Investment Company Act or to fail to be classified as a grantor trust for U.S. federal income tax purposes; and

•	the corresponding junior subordinated debentures will be treated as our indebtedness for U.S. federal income tax purposes.

In this connection, the administrative trustees and we are authorized to take any action, consistent with applicable law or the certificate of trust or the amended and restated trust agreement applicable to the trust, that we each determine in our discretion to be necessary or desirable for these purposes.

YOU HAVE NO PREEMPTIVE OR SIMILAR RIGHTS.  THE TRUST MAY NOT BORROW MONEY, ISSUE DEBT OR MORTGAGES, OR PLEDGE ANY OF ITS ASSETS.

CERTAIN TERMS OF THE JUNIOR SUBORDINATED DEBENTURES

We have summarized below certain terms of the junior subordinated debentures. This summary is not a complete description of all of the terms and provisions of the junior subordinated debentures. For more information, we refer you to the Junior Subordinated Indenture, dated as of April 28, 2005, which was filed as an exhibit to the registration statement (as amended), as supplemented from time to time, and the form of the junior subordinated debentures, which we will file with the SEC.

The junior subordinated debentures will be issued pursuant to an indenture between us and Wilmington Trust Company (as successor to Delaware Trust Company, National Association) as indenture trustee. The indenture provides for the issuance from time to time of debt securities, such as the junior subordinated debentures, in an unlimited dollar amount and an unlimited number of series.

Interest Rate and Maturity

The junior subordinated debentures will bear interest at the annual rate of     %, payable semi-annually in arrears on June    and December    of each year, beginning June   , 2010. Interest payments not paid when due will themselves accrue additional interest at the annual rate of     % (which rate will be equal to the annual interest rate on the junior subordinated debentures) on the amount of unpaid interest, to the extent permitted by law, compounded semi-annually. The amount of interest payable for any period will be computed based on a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month. The distribution provisions of the capital securities correspond to the interest payment provisions for the junior subordinated debentures because the capital securities represent undivided beneficial ownership interests in the junior subordinated debentures.

The junior subordinated debentures do not have a sinking fund. This means that we are not required to make any principal payments prior to maturity. The junior subordinated debentures will mature on December   , 2039.

Ranking of the Junior Subordinated Debentures and Guarantee

Our payment obligations under the junior subordinated debentures and the guarantee will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our current and future indebtedness, including, among other things, indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, similar obligations arising from off-balance sheet guarantees and direct credit substitutes, obligations associated with derivative products including but not limited to interest rate and foreign exchange contracts and forward contracts related to mortgages, commodity contracts, capitalized lease obligations, and guarantees of any of the foregoing, but not including trade account payables and accrued liabilities arising in the ordinary course of business. However, the junior subordinated debentures offered hereby will be senior to our 6.35% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital VIII, our Junior Subordinated Notes underlying the 6.189% Fixed-to-Floating Rate Normal Income Trust Securities issued by USB Capital IX, our 6.50% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital X, our 6.60% Income Capital Obligation Notes underlying the 6.60% Trust Preferred Securities issued by USB Capital XI and our 6.30% Income Capital Obligation Notes issued by USB Capital XII and pari passu with our junior subordinated debentures or guarantees issued in connection with our currently outstanding and future traditional trust preferred securities.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries. As a result, the ability of holders of the junior subordinated debentures to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of that subsidiary.

The capital securities, the junior subordinated debentures and the guarantee do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in priority of payment to the junior subordinated debentures and the guarantee. At September 30, 2009, our indebtedness and obligations that rank senior to the junior subordinated debentures, on an unconsolidated basis, totaled approximately $13 billion. In addition, the junior subordinated debentures will be effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations, including, but not limited to, obligations to depositors. At September 30, 2009, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $216 billion.

Redemption

We may redeem the junior subordinated debentures:

•	in whole or in part, on one or more occasions on or after December , 2014 at the make-whole redemption price described below under the caption “— Optional Redemption”; or

•	in whole at any time if certain changes occur relating to the capital treatment of the capital securities, investment company laws or tax laws, at 100% of their principal amount plus accrued and unpaid interest. These events, which we refer to as “Special Events,” are described below under the caption “— Redemption Upon a Special Event.”

We may not redeem the junior subordinated debentures before their maturity unless we receive the prior approval of the Federal Reserve Board, if such approval is then required by the Federal Reserve Board.

General

When we repay or redeem the junior subordinated debentures, either at maturity on December   , 2039, or upon early redemption (as discussed above), USB Capital XIII will use the cash it receives from the repayment or redemption of the junior subordinated debentures to redeem a corresponding amount of the capital securities and common securities.

If less than all of the capital securities and the common securities are redeemed, the total amount of the capital securities and the common securities to be redeemed will be allocated proportionately among the capital securities and common securities, unless an event of default under the junior subordinated debentures or similar event has occurred, as described above under the caption “Certain Terms of the Capital Securities — Subordination of Common Securities.”

If we do not elect to redeem the junior subordinated debentures, then the capital securities will remain outstanding until the repayment of the junior subordinated debentures unless we liquidate USB Capital XIII and distribute the junior subordinated debentures to you. For more information, see “Certain Terms of the Capital Securities — Optional Liquidation of USB Capital XIII and Distribution of Junior Subordinated Debentures” above.

Optional Redemption

We will have the right, at any time on or after December   , 2014, and prior to the maturity date, to redeem some or all of the junior subordinated debentures at a make-whole redemption price equal to the greater of (i) 100% of the principal amount of the junior subordinated debentures and (ii) the present value of scheduled payments of principal and interest from the redemption date to the maturity date, on the junior subordinated debt securities to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury rate plus a spread of     %, in each case, plus accrued and unpaid interest to the redemption date.

For purposes of the above:

•	“Treasury rate” means the semi-annual equivalent yield to maturity of the “Treasury security” that corresponds to the “Treasury price” (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date);

•	“Treasury security” means the U.S. Treasury security that the “Treasury dealer” determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the junior subordinated debentures being redeemed in a tender offer based on a spread to U.S. Treasury yields;

•	“Treasury price” means the bid-side price for the Treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” except that: (1) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (2) if the Treasury dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury security prevailing at 3:30 p.m., New York City time, on that trading day, then the Treasury price will instead mean the bid-side price for the Treasury security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the Treasury dealer through such alternative means as the Treasury dealer considers to be appropriate under the circumstances; and

•	“Treasury dealer” means Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC and U.S. Bancorp Investments, Inc. (or their respective successors) or, if Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC or U.S. Bancorp Investments, Inc. (or their respective successors) refuse to act as Treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes.

Redemption Upon a Special Event

If a Special Event has occurred and is continuing, and we cannot cure that event by some reasonable action, then we may redeem the junior subordinated debentures in whole within 90 days following the occurrence of the Special Event. A “Special Event” means, for these purposes, the occurrence of a “Tax Event,” a “Regulatory Capital Event” or an “Investment Company Event.” We summarize each of these events below.

A “Tax Event” means that either we or USB Capital XIII will have received an opinion of counsel (which may be our counsel or counsel of an affiliate but not an employee and which must be reasonably acceptable to the property trustee) experienced in tax matters stating that, as a result of any:

•	amendment to, or change (including any announced prospective change) in, the laws (or any regulations under those laws) of the United States or any political subdivision or taxing authority affecting taxation that is enacted or becomes effective after the initial issuance of the capital securities; or

•	interpretation or application of the laws, enumerated in the preceding bullet point, or regulations by any court, governmental agency or regulatory authority that is announced after the initial issuance of the capital securities, there is more than an insubstantial risk that:

•	USB Capital XIII is, or will be within 90 days of the date of the opinion of counsel, subject to United States federal income tax on interest received on the junior subordinated debentures;

•	interest payable by us to USB Capital XIII on the junior subordinated debentures is not, or will not be within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for United States federal income tax purposes; or

•	USB Capital XIII is, or will be within 90 days of the date of the opinion of counsel, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

A “Regulatory Capital Event” means the reasonable determination by us that, as a result of any:

•	amendment to, or change (including any prospective change) in, the laws or any applicable regulation of the United States or any political subdivision that is enacted or becomes effective after the initial issuance of the capital securities; or

•	official or administrative pronouncement or action or judicial decision interpreting or applying the laws or regulations, which is effective or announced on or after the initial issuance of the capital securities, there is more than an insubstantial risk of impairment of our ability to treat the capital securities (or any substantial portion) as Tier 1 capital for purposes of the capital adequacy guidelines of the Federal Reserve Board. For purposes of determining whether a Regulatory Capital Event has occurred, the implementation of certain amendments to the capital adequacy guidelines of the Board of Governors of the Federal Reserve System on March 31, 2011, as reflected in its final rules of March 10, 2005 and March 23, 2009, shall not be deemed an amendment to, or change in, the laws or any applicable regulation of the United States that becomes effective after the initial issuance of the capital securities.

An “Investment Company Event” means the receipt by us and USB Capital XIII of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any:

•	change in law or regulation; or

•	change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority,

there is more than an insubstantial risk that USB Capital XIII is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the initial issuance of the capital securities.

Redemption Procedures

Notices of any redemption of the junior subordinated debentures and the procedures for that redemption will be the same as those described for the redemption of the capital securities under “Certain Terms of the Capital Securities — Redemption — Redemption Procedures” above. Notice of any redemption will be given at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures at its registered address.

Distribution of the Junior Subordinated Debentures

If the property trustee distributes the junior subordinated debentures to the holders of the capital securities and the common securities upon the liquidation of USB Capital XIII, we will cause the junior subordinated debentures to be issued in denominations of $1,000 principal amount and integral multiples thereof. We anticipate that the junior subordinated debentures would be distributed in the form of one or more global securities and that DTC would act as depositary for the junior subordinated debentures. The depositary arrangements for the junior subordinated debentures would be substantially the same as those in effect for the capital securities.

For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see “Book-Entry Issuance” in this prospectus supplement.

Option to Defer Interest Payments

We may defer semi-annual interest payments on the junior subordinated debentures for one or more Optional Deferral Periods for up to 10 consecutive semi-annual periods, or five years without giving rise to an event of default and acceleration under the terms of the junior subordinated debentures. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures. During the Optional Deferral Period, interest will continue to accrue on the junior subordinated debentures, compounded

semi-annually, and deferred interest payments will accrue additional interest at     % (which rate will be equal to the annual interest rate on the junior subordinated debentures) to the extent permitted by applicable law. No interest will be due and payable on the junior subordinated debentures until the end of the Optional Deferral Period except upon a redemption of the junior subordinated debentures during a deferral period.

Once we pay all accrued and unpaid deferred interest on the junior subordinated debentures, we again may defer interest payments on the junior subordinated debentures as described above, provided that a deferral period cannot extend beyond the maturity date of the junior subordinated debentures.

Certain Limitations During a Deferral Period

During any deferral period, we will not and our subsidiaries will not be permitted to:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

•	make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any of our debt securities (including other junior subordinated debt) that rank equally with or junior in interest to the junior subordinated debentures, other than pro rata payments of accrued and unpaid interest on the junior subordinated debentures and any other of our debt securities (including other junior subordinated debt) that rank equally with the junior subordinated debentures except and to the extent the terms of any such debt securities would prohibit us from making such pro rata payment; or

•	make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees of other junior subordinated debt) if the guarantee ranks equally with or junior in interest to the guarantee, other than pro rata payments of accrued and unpaid amounts on the guarantee and any other of our guarantees of debt securities of our subsidiaries that rank equally with the guarantee except and to the extent the terms of any such debt securities would prohibit us from making such pro rata payment.

Our outstanding junior subordinated debt securities contain comparable provisions that will restrict the payment of principal of, and interest on, and the purchase or redemption of, any of the junior subordinated debentures as well as any guarantee payments on the guarantee of the junior subordinated debentures if any of the foregoing circumstances occur with respect to those securities.

However, at any time, including during a deferral period, we will be permitted to:

•	pay dividends or distributions in additional shares of our capital stock;

•	make payments under the guarantee of the capital securities and the common securities;

•	declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan or repurchase such rights; and

•	purchase common stock for issuance pursuant to any employee benefit plans.

Notice

We will provide to USB Capital XIII written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, and any such notice will be forwarded promptly by the trust to each holder of record of capital securities.

Events of Default and Acceleration

The following are events of defaults under the indenture:

•	default in the payment of any interest, including any compounded interest, upon the junior subordinated debentures for a period of 30 days after the conclusion of a five-year period following the commencement of any Optional Deferral Period; or

•	certain events in bankruptcy, insolvency or reorganization involving us.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. If an event of default under the indenture occurs and is continuing, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debentures can declare the unpaid principal and accrued interest, if any, to the date of acceleration on all the outstanding junior subordinated debentures to be due and payable immediately. Similarly, if the indenture trustee or holders of the junior subordinated debentures fail to make this declaration, the holders of at least 25% in aggregate liquidation amount of the capital securities will have that right.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures can rescind a declaration of acceleration and waive the default if the default (other than the non-payment of principal which has become due solely by acceleration) has been cured and a sum sufficient to pay all principal and interest due (other than by acceleration) has been deposited with the indenture trustee. If the holders of the junior subordinated debentures fail to rescind a declaration and waive the default, the holders of a majority in aggregate liquidation amount of the capital securities will have that right.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may, on behalf of holders of all of the junior subordinated debentures, waive any past default, except:

•	a default in the payment of principal or interest (unless the default has been cured or a sum sufficient to pay all matured installments of principal and interest has been deposited with the indenture trustee); or

•	a default in a covenant or provision of the indenture which cannot be modified or amended without the consent of the holders of the outstanding junior subordinated debentures.

If the holders of the junior subordinated debentures fail to rescind a declaration and waive the default, the holders of a majority in liquidation amount of the capital securities will have that right.

We are required to file annually with the indenture trustee a certificate stating whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

If an event of default occurs and is continuing on the junior subordinated debentures, the property trustee will have the right to declare the principal of, and the interest on, the junior subordinated debentures, and any amounts payable under the indenture, to be immediately due and payable, and to enforce its other rights as a creditor for the junior subordinated debentures.

Enforcement of Some Rights by Holders of Capital Securities

If an event of default under the indenture has occurred and is continuing, and this event can be attributable to our failure to pay interest or principal on the junior subordinated debentures when due, you may institute a legal proceeding directly against us to enforce the payment of the principal of or interest on those junior subordinated debentures having a principal amount equal to the liquidation amount the capital securities. We cannot amend the indenture to remove the right to bring a direct action, without the written consent of holders of all capital securities. If the right to bring a direct action is removed, the trust may become subject to reporting obligations under the Exchange Act.

You would not be able to exercise directly any remedy other than those stated in the preceding paragraph which are available to the holders of the junior subordinated debentures unless there has been an event of default under the amended and restated trust agreement.

Agreement by Purchasers of Certain Tax Treatment

Each purchaser of capital securities or a beneficial interest therein agrees to treat the trust as a grantor trust and itself as the owner of an undivided beneficial interest in the junior subordinated debentures, and to treat the junior subordinated debentures as indebtedness for all United States federal, state and local tax purposes. We intend to treat the trust and the junior subordinated debentures in the same manner.

Miscellaneous

Under the indenture, we will pay most of the costs, expenses or liabilities of USB Capital XIII, other than obligations of USB Capital XIII under the terms of the capital securities or other similar interests or with respect to the common securities.

Modification of Indenture

We may and the indenture trustee may change the indenture without your consent for specified purposes, including:

•	to fix any ambiguity, defect or inconsistency, provided that the change does not materially adversely affect the interest of any holder of the junior subordinated debentures or the interest of a holder of the capital securities so long as they remain outstanding; and

•	to qualify or maintain the qualification of the indenture under the Trust Indenture Act.

In addition, under the indenture, we and the indenture trustee may modify the indenture to affect the rights of the holders of the junior subordinated debentures, with the consent of the holders of a majority in principal amount of the outstanding junior subordinated debentures. However, neither we nor the indenture trustee may take the following actions without the consent of each holder of the outstanding junior subordinated debentures:

•	change the maturity date of the junior subordinated debentures, or reduce the principal amount, rate of interest, or extend the time of payment of interest;

•	reduce the percentage in principal amount of the junior subordinated debentures necessary to modify the indenture;

•	modify some provisions of the indenture relating to modification or waiver, except to increase the required percentage; or

•	modify the provisions of the indenture relating to the subordination of the junior subordinated debentures in a manner adverse to the holders, provided that as long as the capital securities are outstanding, no modification will be made that adversely affects the holders of the capital securities in any material respect.

Also, the indenture cannot be terminated, and a waiver of any event of default or compliance with any covenant under the indenture cannot be effective, without the prior consent of the holders of a majority of the liquidation preference of the capital securities unless and until the principal of the junior subordinated debentures and all accrued and unpaid interest have been paid in full and some other conditions are satisfied.

In addition, we and the indenture trustee may execute any supplemental indenture to create any new series of junior subordinated debentures without the consent of any holders.

Consolidation, Merger, Sale of Assets and Other Transactions

The indenture states that we cannot consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, and no person will consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•	the successor is organized under the laws of the United States or any state or the District of Columbia, and expressly assumes all of our obligations under the indenture;

•	immediately after the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing;

•	this transaction is permitted under the amended and restated trust agreement and the guarantee and does not give rise to any breach or violation of such amended and restated trust agreement or guarantee; and

•	some other conditions prescribed in the indenture are met.

The general provisions of the indenture do not afford protection to the holders of the junior subordinated debentures in the event of a highly leveraged or other transaction involving us that may adversely affect the holders.

Satisfaction and Discharge

The indenture provides that when all junior subordinated debentures not previously delivered to the indenture trustee for cancellation:

•	have become due and payable; or

•	will become due and payable within one year, and

•	we deposit with the indenture trustee money sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures;

•	we deliver to the indenture trustee officers’ certificates and opinions of counsel; and

•	we comply with some other requirements under the indenture,

then the indenture will cease to be of further effect and we will be considered to have satisfied and discharged the indenture.

Information About the Indenture Trustee

The Trust Indenture Act describes the duties and responsibilities of the indenture trustee. Subject to the provisions under the Trust Indenture Act, the indenture trustee has no obligation to exercise any of the powers vested in it by the indenture, at the request of any holder of the junior subordinated debentures, unless the holder offers reasonable indemnity against the costs, expenses and liabilities that are incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF THE GUARANTEE

General

Set forth below is a summary of information concerning the guarantee that we will execute and deliver for the benefit of the holders of the capital securities. Because this is only a summary, it does not contain all of the details found in the full text of the guarantee. The guarantee will be qualified as an indenture under the Trust Indenture Act.

The guarantee trustee for purposes of the Trust Indenture Act will be Wilmington Trust Company. The guarantee trustee will hold the guarantee for the benefit of the holders of the capital securities. The guarantee will rank subordinate and junior in right of payment to all of our senior debt in the same manner as the junior subordinated debentures. The trust agreement provides that, by your acceptance of the capital securities, you agree to the provisions of the guarantee and the indenture.

Under the guarantee, we will irrevocably and unconditionally agree to pay in full to the holders of the capital securities, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert, the following payments (other than withholding taxes), which are referred to as guarantee payments, without duplication:

•	any accumulated and unpaid distributions required to be paid on the capital securities, to the extent that the trust has applicable funds available to make the payment;

•	the redemption price and all accrued and unpaid distributions to the date of redemption on the capital securities called for redemption, to the extent that the trust has funds available to make the payment; or

•	in the event of a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with a distribution of the junior subordinated debentures to you or the redemption of all the capital securities), the lesser of:

•	the aggregate of the liquidation amount for the capital securities plus all accrued and unpaid distributions on the capital securities to the date of payment to the extent the trust has funds available; and

•	the amount of assets of the trust remaining available for distribution to you.

We can satisfy our obligation to make a guarantee payment by direct payment to you of the required amounts or by causing the trust to pay those amounts to the holders.

The guarantee will be an irrevocable guarantee on a subordinated basis of the trust’s obligations under the capital securities, but will apply only to the extent that the trust has funds sufficient to make the payments, and is not a guarantee of collection.

No single document executed by us that is related to the issuance of the capital securities will provide for its full, irrevocable and unconditional guarantee of the capital securities. It is only the combined operation of the guarantee, the amended and restated trust agreement, the indenture and the junior subordinated debentures that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under its capital securities.

Status of Guarantee

The guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all of our other liabilities in the same manner as the junior subordinated debentures as set forth in the indenture; and the guarantee will rank equally with all other guarantees issued by us. The guarantee will constitute a guarantee of payment and not of collection (in other words you may sue us, or seek other remedies, to enforce your rights under the guarantee without first suing any other person or entity). The guarantee will be held for your benefit. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not previously paid by the trust or upon distribution to you of the junior subordinated debentures. The guarantee does not place a limitation on the amount of additional senior debt that we may incur. We expect to incur from time to time additional indebtedness constituting senior debt.

Amendments and Assignment

Except regarding any changes which do not adversely affect your rights in any material respect (in which case your consent will not be required), the guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding capital securities. All guarantees and agreements contained in the guarantee will be binding on our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the capital securities then outstanding.

Events of Default

An event of default under the guarantee occurs if we fail to make any of our required payments or perform our obligations under the guarantee. The holders of at least a majority in aggregate liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power given to the guarantee trustee under the guarantee.

You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

As guarantor, we are required to file annually with the guarantee trustee a certificate stating whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information About the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of an event of default by us in the performance of the guarantee, will only perform the duties that are specifically described in the guarantee. After an event of default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in the guarantee at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of Capital Securities Guarantee

The guarantee will terminate once the capital securities are paid in full or upon distribution of the junior subordinated debentures to you. The guarantee will continue to be effective or will be reinstated if at any time you are required to restore payment of any sums paid under the capital securities or the guarantee.

RELATIONSHIP AMONG THE CAPITAL SECURITIES,
THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the capital securities are irrevocably guaranteed by us, to the extent USB Capital XIII has funds available for the payment of such distributions, as described under the caption “Description of the Guarantee” in this prospectus supplement. The guarantee will be unsecured and will rank junior and be subordinated in right of payment to all our senior debt. See “Certain Terms of the Junior Subordinated Debentures — Ranking of the Junior Subordinated Debentures and Guarantee” in this prospectus supplement.

If we do not make payments under the junior subordinated debentures, USB Capital XIII will not have sufficient funds to pay distributions or other amounts due on the capital securities. The guarantee does not cover payment of distributions when USB Capital XIII does not have sufficient funds to pay such distributions. In that event, a holder of capital securities may institute a legal proceeding directly against us to enforce payment of the junior subordinated debentures to such holder in accordance with their terms, including our right to defer interest payments.

Taken together, our obligations under the amended and restated trust agreement, the junior subordinated debentures, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the capital securities.

Sufficiency of Payments

As long as payments of interest, principal and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the capital securities because of the following factors:

•	the total principal amount of the junior subordinated debentures will be equal to the sum of the total stated liquidation amount of the capital securities and the common securities;

•	the interest rate and payment dates on the junior subordinated debentures will match the distribution rate and payment dates for the capital securities;

•	as borrower, we will pay, and USB Capital XIII will not be obligated to pay, all costs, expenses and liabilities of USB Capital XIII except USB Capital XIII’s obligations under the capital securities and common securities; and

•	the amended and restated trust agreement further provides that USB Capital XIII will engage only in activity that is consistent with the limited purposes of USB Capital XIII.

We have the right to set-off any payment we are otherwise required to make under the indenture with and to the extent we make a related payment under the guarantee.

Enforcement Rights of Holders of Capital Securities

If a Trust Enforcement Event occurs, the holders of capital securities would rely on the enforcement by the property trustee of its rights as registered holder of the junior subordinated debentures against us. In addition, the holders of a majority in liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the amended and restated trust agreement, including the right to direct the property trustee to exercise the remedies available to it as the holder of the junior subordinated debentures.

If the property trustee fails to enforce its rights under the junior subordinated debentures, any holder of capital securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the junior subordinated debentures and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a Trust Enforcement Event is due to our failure to pay interest in full on the junior subordinated debentures for a period of 30 days after the conclusion of a five-year period following the commencement of any Optional Deferral Period, then the registered holder of capital securities may institute a direct action on or after the due date directly against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s capital securities. In connection with such a direct action, we will have the right under the indenture to set off any payment made to that holder by us. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

Limited Purpose of Trust

The capital securities evidence undivided beneficial ownership interests in the assets of USB Capital XIII, and USB Capital XIII exists for the sole purpose of issuing the common securities and capital securities as described in this prospectus supplement. A principal difference between the rights of a holder of capital securities and a holder of junior subordinated debentures is that a holder of junior subordinated debentures is entitled to receive from us the principal of and interest accrued on junior subordinated debentures held, while a holder of capital securities is entitled to receive distributions to the extent USB Capital XIII has funds available for the payment of such distributions.

Rights Upon Termination

Upon any dissolution, winding-up or liquidation of USB Capital XIII involving the liquidation of the junior subordinated debentures, the holders of the capital securities will be entitled to receive, out of assets held by USB Capital XIII, subject to the rights of any creditors of USB Capital XIII, the liquidation distribution in cash. Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures, would be our subordinated creditor, subordinated in right of payment to all senior debt as described in the indenture, but entitled, except as described below, to receive payment in full of principal and interest before any of our stockholders receive payments or distributions. Specifically, the junior subordinated debentures offered hereby will be senior to our 6.35% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital VIII, our Junior Subordinated Notes underlying the 6.189% Fixed-to-Floating Rate Normal Income Trust Securities issued by USB Capital IX, our 6.50% Income Capital Obligation Notes underlying the trust preferred securities issued by USB Capital X, our 6.60% Income Capital Obligation Notes underlying the 6.60% Trust Preferred Securities issued by USB Capital XI and our 6.30% Income Capital Obligation Notes issued by USB Capital XII and pari passu with our junior subordinated debentures or guarantees issued in connection with our currently outstanding and future traditional trust preferred securities. Because we are the guarantor under the guarantee and, under the indenture, as borrower, we have agreed to pay for all costs, expenses and liabilities of USB Capital XIII (other than USB Capital XIII’s obligations to the holders of the capital securities or the common securities), the positions of a holder of capital securities and a holder of the junior subordinated debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy would be substantially the same.

BOOK-ENTRY ISSUANCE

The trust and U.S. Bancorp have obtained the information in this section concerning DTC and the book-entry system and procedures from sources that the trust and U.S. Bancorp believe to be reliable, but the trust and U.S. Bancorp take no responsibility for the accuracy of this information.

The capital securities will be issued as fully registered global securities certificates which will be deposited with, or on behalf of, DTC, and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global securities certificates will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors will hold their interests in the global securities certificates through DTC. Investors may hold their interests in the global securities certificates directly if they are participants of DTC, or indirectly through organizations that are participants in DTC. Beneficial interests in the global securities certificates will be held in denominations of $1,000 and integral multiples of $1,000. Except as set forth below, the global securities certificates may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. The trust will not issue certificates to you for the capital securities that you purchase, unless DTC’s services are discontinued as described below. Accordingly, you must rely on the procedures of DTC and its participants to exercise any rights under the capital securities. So long as DTC or its nominee is the registered owner of a global securities certificate, DTC or its nominee will be considered the sole owner and holder of the capital securities represented by that global securities certificate for all purposes of the capital securities.

Initial settlement for the capital securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds its participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.

When you purchase the capital securities within the DTC system, the purchase must be made by or through a direct participant. The direct participant will receive a credit for the capital securities on DTC’s records. You, as the actual owner of the capital securities, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the direct and indirect participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the direct participants to whose accounts the capital securities are credited.

You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the capital securities should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

Transfers of ownership interests held through direct and indirect participants will be accomplished by entries on the books of direct and indirect participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the capital securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificate representing the capital securities. Book-entry capital securities may be more difficult to pledge because of the lack of a physical certificate.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The trust and U.S. Bancorp understand that, under DTC’s existing practices, if the trust or U.S. Bancorp requests any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under the trust agreement or the junior subordinated debentures, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

The property trustee, on behalf of the trust, will send redemption notices to Cede & Co. If less than all of the capital securities of the trust are being redeemed, DTC will reduce each direct participant’s holdings of the capital securities in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the capital securities. Under its usual procedures, DTC would mail an omnibus proxy to the trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the capital securities are credited on the record date, which are identified in a listing attached to the omnibus proxy.

The property trustee, on behalf of the trust, will make distributions on the capital securities directly, or indirectly through a paying agent, to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date. The underwriters for the capital securities will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their capital securities since distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account.

Payments by direct and indirect participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, U.S. Bancorp, the trust, the trustees, the paying agent or any other agent of U.S. Bancorp or the trust.

Accordingly, U.S. Bancorp, the trust, the trustees and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in the capital securities represented by a global securities certificate;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC may discontinue providing its services as securities depositary with respect to the capital securities at any time by giving reasonable notice to the trust. Additionally, the trust may decide to discontinue the book-entry only system of transfers with respect to the capital securities issued. In that event, the trust will print and deliver certificates for the capital securities. If DTC notifies the trust that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by the trust within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, the trust will issue the capital securities in definitive form, at its expense, upon registration of transfer of, or in exchange for, such global security. If an event of default under the trust agreement has occurred and is continuing, the trust is required to print and deliver certificates for the capital securities issued by it. Any certificates delivered by the trust will be registered in the names of the owners of the beneficial interests in the global securities certificates as directed by DTC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of owning the capital securities. It applies to you only if you acquire capital securities upon their initial issuance at their original offering price and you hold your capital securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns the capital securities as a position in a hedging transaction;

•	a person that owns the capital securities as part of a straddle or conversion transaction for tax purposes; or

•	a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds the capital securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the capital securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the capital securities.

We have not sought any rulings concerning the treatment of the junior subordinated debentures, and the opinion of our special tax counsel is not binding on the Internal Revenue Service (“IRS”). Investors should consult their tax advisors in determining the specific tax consequences and risks to them of purchasing, holding and disposing of the capital securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Classification of the Junior Subordinated Debentures

In connection with the issuance of the junior subordinated debentures, Squire, Sanders & Dempsey L.L.P., special tax counsel to us and to the trust, will render its opinion to us and the trust generally to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts, assumptions and analysis contained in that opinion, as well as representations we made, the junior subordinated debentures held by the trust will be respected as indebtedness of U.S. Bancorp for United States federal income tax purposes (although there is no clear authority on point). The remainder of this discussion assumes that the junior subordinated debentures will not be recharacterized as other than indebtedness of U.S. Bancorp.

Classification of USB Capital XIII

In connection with the issuance of the capital securities, Squire, Sanders & Dempsey L.L.P. will render its opinion to us and to the trust generally to the effect that, under then current law and assuming full compliance with the terms of the declaration of trust, the indenture and other relevant documents, and based on the facts and assumptions contained in that opinion, the trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of capital securities generally will be considered the owner of an undivided interest in the junior subordinated debentures. Each holder will be required to include in its gross income all interest or original issue discount (“OID”) and any gain recognized relating to its allocable share of those junior subordinated debentures.

United States Holders

This subsection describes the tax consequences to a “United States Holder.” You are a United States Holder if you are a beneficial owner of a capital security and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (2) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

As used in this summary, the term “non-United States Holder” means a beneficial owner that is neither a United States Holder nor a partnership. If you are a non-United States Holder, this subsection does not apply to you and you should refer to “— Non-United States Holders” below.

Interest Income and Original Issue Discount

Under applicable Treasury Regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. We believe that the likelihood of our exercising our option to defer payments is remote within the meaning of the regulations. Based on the foregoing, we believe that the junior subordinated debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, each United States Holder of capital securities should include in gross income that holder’s allocable share of interest on the junior subordinated debentures in accordance with that holder’s method of tax accounting.

Under the applicable Treasury Regulations, if the option to defer any payment of interest were determined not to be “remote,” or if we exercised that option, the junior subordinated debentures would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be. If the junior subordinated debentures were deemed to be issued with OID at the time of issuance or at the time of the exercise of the option to defer payment of interest, a holder would be required to accrue interest income on an economic accrual basis before the receipt of cash attributable to that income.

No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term “remote” as used in the applicable Treasury Regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Because income on the capital securities will constitute interest or OID, corporate holders of capital securities will not be entitled to a dividends-received deduction relating to any income recognized relating to the capital securities.

Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust

Under the circumstances described in this prospectus supplement, junior subordinated debentures may be distributed to holders in exchange for capital securities upon the liquidation of the trust. Under current law, that distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each United States Holder, and each United States Holder would receive an aggregate tax basis in the junior subordinated debentures equal to that holder’s aggregate tax basis in its capital securities. A United States

Holder’s holding period in the junior subordinated debentures received in liquidation of the trust would include the period during which the capital securities were held by that holder. We describe the circumstances that may lead to distribution of the junior subordinated debentures under “Certain Terms of the Capital Securities — Optional Liquidation of USB Capital XIII and Distribution of Junior Subordinated Debentures.”

Under the circumstances described in this prospectus supplement, the junior subordinated debentures may be redeemed by us for cash and the proceeds of that redemption distributed by the trust to holders in redemption of their capital securities. Under current law, that redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed capital securities. Accordingly, a United States Holder would recognize gain or loss as if it had sold those redeemed capital securities for cash. See “— Sales of Capital Securities” below and “Certain Terms of the Capital Securities — Redemption” above.

Sales of Capital Securities

A United States Holder that sells capital securities will be considered to have disposed of all or part of its ratable share of the junior subordinated debentures. That United States Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the capital securities and the amount realized on the sale of those capital securities. Assuming that we do not exercise our option to defer payments of interest on the junior subordinated debentures and that the junior subordinated debentures are not deemed to be issued with OID, a United States Holder’s adjusted tax basis in the capital securities generally will be its initial purchase price. If the junior subordinated debentures are deemed to be issued with OID, a United States Holder’s tax basis in the capital securities generally will be its initial purchase price, increased by OID previously includible in that United States Holder’s gross income to the date of disposition and decreased by distributions or other payments received on the capital securities since and including the date that the junior subordinated debentures were deemed to be issued with OID. Any gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to that United States Holder’s ratable share of the junior subordinated debentures required to be included in income, and generally will be long-term capital gain or loss if the capital securities have been held for more than one year.

Should we exercise our option to defer payment of interest on the junior subordinated debentures, the capital securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying junior subordinated debentures. In the event of that deferral, a United States Holder who disposes of its capital securities between record dates for payments of distributions will be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated debentures to the date of disposition and to add that amount to its adjusted tax basis in its ratable share of the underlying junior subordinated debentures deemed disposed of. To the extent the selling price is less than the holder’s adjusted tax basis, that holder will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding

Generally, income on the capital securities will be subject to information reporting. In addition, United States Holders may be subject to a backup withholding tax on those payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of the capital securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Assuming that the junior subordinated debentures will be respected as indebtedness of U.S. Bancorp, under current United States federal income tax law, no withholding of United States federal income tax will apply to a payment on a capital security to a non-United States Holder under the “Portfolio Interest Exemption,” provided that:

•	that payment is not effectively connected with the holder’s conduct of a trade or business in the United States;

•	the non-United States Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-United States Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•	the non-United States Holder satisfies the statement requirement by providing to the withholding agent, in accordance with specified procedures, a statement to the effect that that holder is not a United States person (generally through the provision of a properly executed Form W-8BEN).

If a non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the capital securities (including payments in respect of OID, if any, on the capital securities) made to a non-United States Holder should be subject to a 30 percent United States federal withholding tax, unless that holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the capital security is not subject to withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a non-United States Holder is engaged in a trade or business in the United States (and, if certain tax treaties apply, if the non-United States Holder maintains a permanent establishment within the United States) and the payment on the capital securities is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, attributable to that permanent establishment), that non-United States Holder will be subject to United States federal income tax on the payment on a net income basis in the same manner as if that non-United States Holder were a United States Holder. In addition, a non- United States Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain tax treaties apply, those lower rates as provided) branch profits tax.

Any gain realized on the disposition of a capital security generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on a capital security to a non-United States Holder, or to proceeds from the disposition of a capital security by a non-United States Holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In general, if a capital security is not held through a qualified intermediary, the amount of payments made on that capital security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Recent Developments Potentially Affecting Taxation of Non-United States Holders

Congress currently is considering proposed legislation that, if enacted, would materially change the requirements for obtaining an exemption from United States withholding tax, particularly for an instrument held through a foreign financial institution or other foreign intermediary. At this time it cannot be predicted with certainty whether or in what form the proposal may ultimately be enacted. Non-United States Holders should consult their own tax advisors regarding the potential implications of this legislation on their investment in the capital securities.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ERISA CONSIDERATIONS

Each fiduciary of an employee benefit plan subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement arrangement or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s investment in such entity (each of which we refer to as a “Plan”) should consider the fiduciary responsibility and prohibited transaction provisions of ERISA, applicable Similar Laws and Section 4975 of the Code in the context of the Plan’s particular circumstances before authorizing an investment in the capital securities. Accordingly, such a fiduciary should consider, among other factors, that each Plan investing in the capital securities will be deemed to have represented that the Plan’s purchase of the capital securities is covered by one or more prohibited transaction exemptions. Plan fiduciaries should also consider whether the Plan’s investment in the capital securities would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing their Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code (“Covered Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) regarding such Covered Plan. A violation of these “prohibited transaction” rules may result in an excise tax, penalty or other liabilities under ERISA and/or Section 4975 of the Code for such persons or, in the case of an individual retirement account, the occurrence of a prohibited transaction involving the individual who established the individual retirement account, or his or her beneficiaries, would cause the individual retirement account to lose its tax-exempt status, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code.

ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Assets Regulations”) promulgated under ERISA by the DOL generally provide that when a Covered Plan subject to Title I of ERISA or Section 4975 of the Code acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the Covered Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in the Plan Assets Regulations. USB Capital XIII is not expected to qualify as an operating company and will not be an investment company registered under the Investment Company Act. For purposes of the Plan Assets Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate less than 25% of the value of any class of such entity’s equity, excluding equity interests held by persons (other than a benefit plan investor) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. The Pension Protection Act of 2006 (“Pension Protection Act”) changes the definition of “benefit plan investors.” For purposes of this 25% test (the “Benefit Plan Investor Test”), as modified by the Pension Protection Act, “benefit plan investors” include all Covered Plans, including “Keogh” plans and individual retirement accounts, as well as any entity whose underlying assets are deemed to include plan assets of such Covered Plans (e.g., an entity of which 25% or more of the value of any class of equity interests is held by Covered Plans and which does not satisfy another exception under the Plan Assets Regulations). In accordance with the Pension Protection Act, governmental plans and pension plans (not subject to ERISA or Section 4975 of the Code) maintained by foreign corporations are not considered benefit plan investors. No assurance can be given that the value of the capital securities held by “benefit plan investors” will be less than 25% of the total value of such capital securities at the completion of the initial offering of the capital securities or thereafter, and no monitoring or other measures will be taken regarding the satisfaction of the conditions to this exception. All of the common securities will be purchased and held by U.S. Bancorp.

For purposes of the Plan Assets Regulations, a “publicly-offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held,” and (c)(i) sold to the ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and such class of securities is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred or (ii) is part of a class of securities that is registered under Section 12 of the Securities Exchange Act of 1934 (the “Registration Requirement”). It is anticipated that the capital securities will be offered in a manner which satisfies the Registration Requirement. The Plan Assets Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. It is anticipated that the capital securities will be “widely held” within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard. The Plan Assets Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Assets Regulations further provide that when a security is part of an offering in which the minimum investment in US $10,000 or less, certain restrictions described in the Plan Assets Regulations ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” It is anticipated that the capital securities will be “freely transferable” within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard.

As indicated above, there can be no assurance that any of the exceptions set forth in the Plan Assets Regulations will apply to the capital securities, and, as a result, under the terms of the Plan Assets Regulations, an investing ERISA Plan’s assets could be considered to include an undivided interest in the assets held by USB Capital XIII (including the junior subordinated debentures).

If the assets of USB Capital XIII were to be deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by USB Capital XIII, and (ii) the possibility that certain transactions in which USB Capital XIII might seek to engage could constitute “prohibited transactions” under ERISA and the Code. If a prohibited transaction occurs for which no exemption is available, any fiduciary that has engaged in the prohibited transaction could be required (i) to restore to the ERISA Plan any profit realized on the transaction and (ii) to reimburse the ERISA Plan for any losses suffered by the ERISA Plan as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Plan fiduciaries who decide to invest in USB Capital XIII could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in USB Capital XIII or as co-fiduciaries for actions taken by or on behalf of USB Capital XIII. With respect to an individual retirement account (“IRA”) that invests in USB Capital XIII, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.

Regardless of whether the assets of USB Capital XIII are deemed to be “plan assets” of ERISA Plans investing in USB Capital XIII, as discussed above, the acquisition and holding of the capital securities with “plan assets” of an ERISA Plan could itself result in a prohibited transaction. The DOL has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase and/or holding of the capital securities by a Plan. These class exemptions are:

•	PTCE 96-23 (for certain transactions determined by “in-house asset managers”);

•	PTCE 95-60, as clarified by PTCE 2002-13 (for certain transactions involving insurance company general accounts);

•	PTCE 91-38, as clarified by PTCE 2002-13 (for certain transactions involving bank collective investment funds);

•	PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts); and

•	PTCE 84-14, as clarified by PTCE 2002-13 (for certain transactions determined by independent “qualified professional asset managers”).

Such class exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with an ERISA Plan’s investment in the capital securities.

Any insurance company considering the use of its general account assets to purchase capital securities should consult with its counsel concerning matters affecting its purchase decision.

Because of ERISA’s prohibitions and those of Section 4975 of the Code, discussed above and the potential application of Similar Laws to Plans not subject to Title I of ERISA or Section 4975 of the Code (a “Non-ERISA Plan”), the capital securities, or any interest therein, should not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase and holding is covered by the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable administrative or statutory class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction). Accordingly, each purchaser or holder of the capital securities or any interest therein will be deemed to have represented by its purchase and holding thereof that either:

•	it is not a Plan and no part of the assets to be used by it to purchase and/or hold such capital securities or any interest therein constitutes “plan assets” of any Plan; or

•	it is itself a Plan, or is purchasing or holding the capital securities or an interest therein on behalf of or with “plan assets” of one or more Plans, and each such purchase and holding of such securities either (i) satisfies the requirements of, and is entitled to full exemptive relief under, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable administrative or statutory class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction) or (ii) will not result in a prohibited transaction under ERISA or the Code or its equivalent under applicable Similar Laws.

Although, as noted above, governmental plans and certain other plans are not subject to ERISA, including the prohibited transaction provisions thereof, or of Section 4975 of the Code, Similar Laws governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and Section 4975 of the Code discussed above. Similarly, fiduciaries of other plans not subject to ERISA may be subject to other legal restrictions under applicable Similar Laws. Accordingly, fiduciaries of governmental plans or other plans not subject to ERISA, in consultation with their advisors, should consider the impact of their respective Similar Laws on their investment in capital securities, and the considerations discussed above, to the extent applicable.

The foregoing discussion is general in nature and is not intended to be inclusive. Consequently, and due to the complexity of the fiduciary responsibility and prohibited transaction rules described above and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the capital securities on behalf of or with “plan assets” of any Plan consult with their counsel, prior to any such purchase, regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether any exemption would be applicable and determine on their own whether all conditions of such exemption or exemptions have been satisfied such that the acquisition and holding of capital securities by the purchaser Plan are entitled to full exemptive relief thereunder.

UNDERWRITING

Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC and U.S. Bancorp Investments, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter has agreed to purchase, and we have agreed to sell to that underwriter, the respective number of capital securities set forth opposite the underwriter’s name below:

Number of
Capital
Underwriters	Securities

Morgan Stanley & Co. Incorporated
Credit Suisse Securities (USA) LLC
U.S. Bancorp Investments, Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the capital securities included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all capital securities if they purchase any of the capital securities.

The underwriters propose to offer some of the capital securities directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the capital securities to dealers at the public offering price less a concession not to exceed $      per capital security. The underwriters may allow, and dealers may reallow a discount not to exceed $      per capital security on sales to other dealers. After the initial offering of the capital securities to the public, the representatives may change the public offering price, concession and discount.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Paid by
U.S. Bancorp

Per capital security	$

Prior to this offering, there has been no public market for the capital securities. The representatives have advised us that they intend to make a market in the capital securities but are not obligated to do so, and may discontinue market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for the capital securities.

In connection with this offering, the underwriters are permitted to engage in transactions that stabilize the market price of the capital securities. Such transactions consist of bids or purchases to peg, fix or maintain the price of the capital securities. If the underwriters create a short position in the capital securities in connection with this offering, i.e., if they sell more capital securities than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing capital securities in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of a security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the capital securities. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in those transactions or that those transactions, once commenced will not be discontinued without notice.

U.S. Bancorp and the trust have agreed in the underwriting agreement that for a period of 15 days after the date of this prospectus supplement, they will not, without the consent of the representatives, offer, sell, contract to sell or otherwise dispose of any additional capital securities or any other securities of the trust or any similar trust that are substantially similar to the capital securities.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $          . The underwriters have agreed to reimburse us approximately $           of our total expenses of this offering.

Certain of the underwriters and certain of their respective affiliates have performed banking, investment banking, custodial and advisory services for us and our affiliates, from time to time, for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

The underwriters do not intend to make sales of the capital securities to accounts over which they exercise discretionary authority without obtaining the prior written approval of the account holder.

USB Capital XIII and we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make because of any of those liabilities.

Because FINRA may view the capital securities as interests in a direct participation program, this offering will be made in compliance with the applicable provisions of FINRA Rule 2310 (“Rule 2310”). In accordance with Rule 2310, no member shall execute any transaction in the capital securities in a discretionary account without prior written approval of the transaction by the customer. Each of the underwriters will recommend the capital securities to investors solely where reasonable ground exist to support the belief that the capital securities are a suitable investment for the investor.

Conflicts of Interest

Because U.S. Bancorp Investments, Inc., our affiliate, is an underwriter, this offering is being conducted in compliance with NASD Conduct Rule 2720, as administered by FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated Baa or better by Moody’s or BBB or better by S&P or rated in comparable category by another rating service acceptable to FINRA.

LEGAL MATTERS

The validity of the capital securities and certain matters of Delaware law relating to USB Capital XIII will be passed upon for USB Capital XIII and us by Richards, Layton & Finger, P.A., Wilmington, Delaware. The due authorization, execution and delivery of the junior subordinated debentures and the validity of the junior subordinated debentures and the guarantee will be passed upon for us and USB Capital XIII by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio. The underwriters will be represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement, as amended. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000

U.S. Bancorp

Senior Notes
Subordinated Notes
Junior Subordinated Notes
Common Stock
Preferred Stock
Depositary Shares
Debt Warrants
Equity Warrants
Units
Stock Purchase Contracts
Guarantees

USB Capital XIII
USB Capital XIV
USB Capital XV
USB Capital XVI

Capital Securities
Fully and unconditionally guaranteed by U.S. Bancorp

The securities of each class may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

These securities will be equity securities or unsecured obligations of U.S. Bancorp or the Trusts and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Our common stock is listed on the New York Stock Exchange under the symbol “USB.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is December 7, 2009.

i

The words “USB,” “Company,” “we,” “our,” “ours” and “us” refer to U.S. Bancorp and its subsidiaries, and “Trust” or “Trusts” refer to one or all of USB Capital XIII, USB Capital XIV, USB Capital XV and USB Capital XVI, unless otherwise stated.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we or any underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009; June 30, 2009; and September 30, 2009;

•	Current Reports on Form 8-K filed January 7, 2009, January 21, 2009, March 4, 2009, March 6, 2009, March 13, 2009, April 21, 2009, May 8, 2009, May 11, 2009, May 15, 2009, June 10, 2009, June 17, 2009, July 16, 2009, July 24, 2009, October 26, 2009, and November 2, 2009 (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules); and

•	the description of our common stock set forth in our registration statement on Form 8-A filed under the Exchange Act on October 6, 1994, by First Bank System, Inc. (now known as U.S. Bancorp), including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attn: Investor Relations Department
(612) 303-0799 or (866) 775-9668

The Trusts have no separate financial statements. The statements would not be material to holders of the securities because the Trusts have no independent operations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including working capital, capital expenditures, investments in or advances to existing or future subsidiaries, repayment of maturing obligations and refinancing of outstanding indebtedness. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness. The applicable prospectus supplement provides more details on the use of proceeds of any specific offering.

1

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by our counsel, Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio. Richards, Layton & Finger P.A., Wilmington, Delaware, special Delaware counsel for the Trusts, will pass on some legal matters for the Trusts. Squire, Sanders & Dempsey L.L.P. will rely on the opinion of Richards, Layton & Finger, P.A., Wilmington, Delaware as to matters of Delaware law regarding the Trusts. Any underwriters will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

2

$

USB Capital XIII

  % Trust Preferred Securities
(liquidation amount $1,000 per security)
fully and unconditionally guaranteed by

PROSPECTUS SUPPLEMENT

Morgan Stanley

Credit Suisse

U.S. Bancorp Investments, Inc.

December   , 2009